Exhibit 99.2

AEGION CORPORATION

October 31, 2019

9:30 a.m. ET

Operator:	Good morning and welcome to Aegion Corporation’s third quarter 2019 earnings call. (Operator Instructions) As a reminder, this event is being recorded.

It is my pleasure to turn the call over to your host, Katie Cason, Senior Vice President, Strategy and Communications. Katie, you may proceed.

Katie Cason:

Good morning and thank you for joining us today. On the line with me are Chuck Gordon, Aegion’s President and Chief Executive Officer, and David Morris, Aegion’s Executive Vice President and Chief Financial Officer.

We issued a press release yesterday that will be referenced during the prepared remarks on this call. You can find a copy of our press release and our Safe Harbor Statement on the Investors section of Aegion’s website at www.aegion.com.

During this call, the Company will make forward-looking statements, which are inherently subject to risk and uncertainty. The Company does not assume the duty to update forward-looking statements.

With that, I’m pleased to turn the call over to Chuck Gordon.

Chuck Gordon:	Thank you, Katie and good morning to everyone joining us on the call today.

I’m pleased with Aegion’s third quarter results, with adjusted EPS of $0.40 coming at the high end of the range we provided in September. Results were driven by exceptional performance from our core North America CIPP operation as well as strong gross margins across all of our segments that offset temporary revenue softness in a few parts of the business. We have been successful executing on a number of key initiatives to drive results this year and we continue to reaffirm our 2019 outlook to achieve modest growth in adjusted EPS compared to last year.

Backlog and orders were also a highlight for the quarter. On a comparable basis, excluding exited or to be exited businesses, consolidated orders were up 16 percent in Q3 compared to the same period a year ago. On the same basis, the strong orders quarter resulted in a 5 percent growth in ending backlog. I’ll spend a few minutes discussing operational highlights and the market outlook within each of the three segments.

Turning first to Infrastructure Solutions, the strong improvements in the North America CIPP business continue to be the largest contributor to Aegion’s achievement of targeted results this year. Significant productivity gains by our crews, which has been a focus in 2019, has led to increased revenues and a nearly 200 basis point gross margin improvement. Average weekly crew productivity year-to-date has increased 8 percent from the prior year and controllable production misses are trending at historical lows as teams have made improvements across multiple areas including site and client readiness, product quality and equipment and manpower availability and we continue to navigate an extremely tight labor market that sometimes requires us to merge crews to fully staff projects, but we have seen significant benefits from expanded crew and supervisor training, upgraded project management and improvements in equipment deployment and on-site troubleshooting.

In addition to the strong operational performance, the market outlook for North America CIPP is robust. New orders in the quarter reached the highest levels in more than a year and we’ve been able to increase ending backlog while preserving our margins. We’ve also been successful this year in improving our win rate for medium- and large-diameter projects and adding more higher-value jobs to our backlog mix, which tend to deliver greater revenue and margin contributions.

One such notable win is the $16 million wastewater rehabilitation project in Georgia that we announced in September. This project includes a mix of small-, medium- and large- diameter work and will be executed over the next 12 months. We are excited about this project and continue to evaluate ways to add even more large-diameter work to our mix.

We recently introduced a new spray-on geopolymer product to rehabilitate large diameter pipes, such as DOT culverts. During the quarter we received our first commercial order to rehabilitate a large diameter culvert in Florida.

Looking at the rest of the segment, revenues and ending backlog were negatively impacted by economic and geopolitical challenges in our Asia Pacific Insituform and Fyfe businesses. However, we expect to see activity pick up in the fourth quarter and into 2020 as a result of an announced government stimulus and other intervention. For example, Singapore just announced in mid-October plans to spend more than $700 million (USD) to upgrade housing infrastructure, which should drive increased demand for our structural strengthening offerings in the Fyfe business.

We continue to advance a number of growth catalysts within Infrastructure Solutions, primarily through investments in technical differentiation. On the pressure pipe side, we completed final modifications on the development of the robots to be used for lateral reinstatement of service connections. We plan to roll out the robots for 8” diameter pipelines first and are looking for field testing opportunities in the fourth quarter.

In conjunction with the development of the robots, we’ve also made enhancements to our installation techniques for small diameter pressure pipe liners. It has been a long road to get here but we believe we now have the right organizational structure, product offering and technology to successfully bring this solution to the market.

On the UV felt offering, we successfully executed several third-party field tests in the quarter and secured a new $3 million project in Ohio where our crews will use UV felt to rehabilitate some of the small diameter pipelines. We have finalized the commercial offering, which offers a 20 to 30 percent cost savings versus traditional UV glass liner, and plan to distribute this through our contracting business, as well as via third-party sales. This approach maximizes the benefit we receive on the manufacturing side and will expedite the penetration of this new offering into the market. We also continue to manufacture UV glass liners and have seen increased interest for our product, primarily in Europe, where glass liners have a greater share of the market.

With the exit of our international CIPP contracting activities, we are focused on how to maximize our third-party sales business by leveraging our manufacturing footprint and strong market position. We have a comprehensive offering of both glass and felt liners and plan to expand our technical support to grow these businesses in underserved markets. We believe that small investments in technical expertise and business development will yield significant top-line growth and margin accretion over the next twelve months.

We expect each of these growth catalysts to yield incremental earnings for the Infrastructure Solutions segment in 2020 and look forward to providing more details in the coming months.

Within the Corrosion Protection segment, strength in the industrial linings business has been a highlight year to date, with sharp increases in earnings and margins. We expect these trends to continue and ending backlog for the industrial linings business is at the highest level in nearly six years, driven by significant increases in the U.S. and Middle East. In the U.S., we are benefiting from a steady funnel of new construction projects, including continued investment in the Permian. We also signed a new agreement in the quarter with a midstream operator to rehabilitate 50 miles of regulated pipelines with our Tite Liner® system. Successful execution of this project could lead to additional rehabilitation opportunities in the midstream market versus the more traditional new construction focus for this business.

In the Middle East, we’ve been performing linings work for nearly eight years, predominantly in Kuwait and Oman. Earlier this year, we were successful in getting HDPE liners specified into projects in Saudi Arabia and we announced in the third quarter that our USTS joint venture was awarded two Tite Liner® contracts worth nearly $11 million.

These new awards are two of seven active projects we have under way in the country and we expect a steady stream of opportunities moving forward. The joint venture also commissioned a new rotolining plant in Al Khobar to offer linings capabilities for pipeline fittings like manifolds and tees. This facility is the first in Saudi Arabia and the largest of its kind in the Middle East and gives us the ability to offer a more comprehensive linings solution. We expect many of our new awards in the region to include a rotolining component. Finally, we continue to work with national oil companies in the region to further expand our Middle East footprint.

In the coatings business, we were impacted in the quarter by a couple project delays in the Middle East and South America, though we expect this activity to resume later this year and into 2020. The funnel for significant Middle East offshore investment remains strong and we expect to sign several projects in the $7 - $10 million range over the next 3-9 months that will execute over the 2020/2021 timeframe. I spoke last quarter about our efforts to develop a laser weld profiling tool that analyzes and predicts weld coatability. We will use this profiling tool on an upcoming off-shore project in the Middle East to commercially demonstrate the technology and will continue working with our third-party technology partner to create an extensive database for defining objective standards to measure weld coatability.

Within the cathodic protection business, we are starting to see the impact of North America cost reduction initiatives. The U.S. business delivered improved operating income compared to the prior year, however, results are not yet where we’d like them to be. In Canada, the typical uptick in activity in the second half of the year did not materialize due to market weakness and results suffered in the quarter. Despite the slower progress, we are moving in the right direction for both businesses and continue to focus on improved utilization, driving growth in revenue streams with higher margins and lower operating risk, and evaluating the right footprint to achieve optimal market coverage and operating leverage. We expect to see a turnaround in this business, which represents significant earnings upside for Aegion over the next 12 to 24 months.

Despite market softness in Canada, the U.S. backlog position is solid and ended the quarter more than 20 percent higher than the prior year. We also expect to see additional market tailwinds for the next several years, driven by recent new regulation for midstream oil and gas pipelines. This month PHMSA, the lead rulemaking body for regulated pipelines, after nearly a decade of work, issued the “Mega Rule,” covering expanded corrosion and integrity assessment requirements for both oil and gas pipelines. As a result of these changes, the regulatory requirement for pipeline survey work will significantly increase, which represents a good opportunity for our cathodic protection business. There also continues to be substantial focus on stringent compliance reporting and the need for information to be traceable, verifiable and complete.

This is an area where we can differentiate with our asset integrity management database. Last quarter, we completed efforts to put nearly 60 mobile advanced data collection units in the field to electronically feed a data repository and enable more advanced analytics capability for the annual survey process. Over the last several months, the number of active users inputting annual survey information into the data base has grown exponentially and now that the analytics capability is being used on a more frequent basis, we are starting to better understand and articulate the value proposition of the entire data management system, in terms of significant efficiency and improved reporting with customers. After several years of investment, we are starting to gain more traction with this technology to provide a more robust and efficient offering, which should lead to greater market share, a higher cost of switching and an improved margin profile for these services going forward.

In our Energy Services segment, we continue to see strength in our core maintenance business, where we’ve grown operating income by more than 40 percent in the first nine months compared to the prior year. Ending backlog for the Energy Services segment grew 12 percent from the prior year, largely driven by increases in maintenance services. We are currently bidding on multiple turnaround opportunities to take place early in 2020 and expect turnaround activity to increase next year following what we viewed as a temporary slowdown earlier this year.

We made progress in the quarter on our efforts to expand our service offerings outside of the West Coast market. We do not have plans to expand into the Gulf area as that market is well served and very competitive, but we see other opportunities for geographic growth even outside that market. In the third quarter, we performed two different projects in Hawaii and a specialty service offering in New Mexico. We also opened a Salt Lake City office to establish a foothold presence in the Rocky Mountain region. We are leveraging our strong relationships with blue chip customers in California and Washington to participate in new bidding opportunities for annual maintenance contracts in the region and expect these activities to be a growth driver in 2020.

That wraps a quick review of segment highlights. When we started the year, we laid out key focus areas to deliver our financial targets for 2019 and position the company for further growth in 2020. These focus areas included Substantially completing our multi-year restructuring initiatives; returning the North America CIPP business to 2016 productivity levels; driving further improvement in the execution of the Cathodic Protection business; Maintaining Energy Services share in the West Coast refinery market; a renewed focus on delivering more value to stakeholders through technological differentiation of expanded offerings; and Capitalizing on the strong Middle East Market funnel.

We’ve been successful in advancing each of these initiatives, which is why we continue to reaffirm our adjusted earnings guidance outlook for the year. Our progress in the cathodic protection business has been slower than we would like, but the strong improvement in the NAR business has helped to offset that weakness. Looking to 2020, I believe we are well positioned with market tailwinds and growth opportunities in each of our three segments, which should drive significant earnings expansion next year. We are working through our annual budgeting process now and will look to provide an update on our outlook for next year in the coming months.

Much of my tenure over the last five years as CEO was spent reshaping the business through restructuring activities and market exits. Though necessary, those actions were painful for our employees, customers and stockholders. I am excited to exit that chapter and lead the company forward with a more focused strategy to drive sustainable growth in shareholder value over the coming years.

With that, I’ll now turn the call over to David to provide additional details regarding our third quarter performance and financial targets. David?

David Morris:

Thank you Chuck, and good morning to everyone on the call. As Chuck mentioned, we are pleased with our results in the third quarter, which were in line with our expectations and the targets we laid out previously. Revenues came in below our expectations in our Infrastructure Solutions and Corrosion Protection segments, which I’ll discuss more in a moment. However, top-line impacts were offset by strong project execution, primarily in our Infrastructure Solutions segment, and continued cost control across the organization.

Walking down the income statement for the quarter compared to the prior year, reported revenues declined 9 percent. Excluding exited or to be exited operations, revenues declined 6 percent, primarily due to lower contributions from several large Middle East coatings projects completed in 2018. The revenue decline drove a reduction in adjusted gross profits and adjusted operating income. Our ability to hold gross margins of 22 percent flat with Q3’18 is notable and was driven by strong improvements in the Infrastructure Solutions business, which offset the loss of offshore coating margins in Q3’18 in excess of 50 percent.

Below adjusted operating income, we benefited from reduced interest expense on lower debt levels, higher interest income related to the note receivable as part of the Bayou sale last year and lower FX exposure-related expenses. Our adjusted effective tax rate of 23 percent was also slightly improved. All in, our adjusted earnings per share for the quarter were $0.40, compared to $0.45 in Q3’18.

We reported GAAP earnings per share of $0.19 for the quarter. The adjustments between our GAAP and adjusted non-GAAP results consisted of:

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$8.6 million of pre-tax restructuring charges, primarily related to losses on the disposal of assets and release of cumulative currency translation adjustments; and wind-down expenses, severance and other headcount reduction costs. Charges expected to be settled in cash represented $3.1 million of the total charges.

●	We also recorded $1.8 million of pre-tax acquisition and divestiture-related expenses, primarily related to the exit of multiple international businesses as part of our restructuring program.

I’ll briefly walk through a review of our quarterly results by segment and discuss our financial guidance outlook for the rest of the year.

Infrastructure Solutions delivered growth across all key metrics in its third consecutive quarter of year-over-year improvement in adjusted operating income, driven by continued success in achieving productivity gains from our North America CIPP business and the exit of underperforming international businesses.

Second quarter 2019 gross margins of 25 percent were the highest quarterly level in three years, and we increased gross margins an additional 30 basis points in the third quarter. Reported revenues increased slightly from the prior year, and more than 2 percent when excluding exited or to be exited businesses, led by increases in the North America CIPP business. Revenues came in below our expectations for the quarter due to a higher mix of small-diameter work, which resulted in lower subcontracting revenues. Additionally, we have consolidated some of our crews due to manpower challenges in certain markets. Though this has resulted in fewer crews and lower revenue, NAR’s productivity improvements have more than offset the top-line impacts.

For the full year, we expect total revenues for the segment to be flat to down 2 percent compared to 2018, with revenue growth of 1 to 2 percent when excluding exited or to be exited businesses. This guidance is slightly reduced from our previous call to reflect the mix impacts experienced in the quarter. However, we are again increasing our adjusted gross margin guidance to improve 250 to 300 basis points compared to 2018, driven by the strong trends we’ve seen year to date. This puts our targeted gross margins for 2019 in the 25 percent range. We believe this performance should be sustainable going forward, driven by continued operational discipline in the North America CIPP business and an expanded focus on higher margin third-party product sales following the exit of the international contracting businesses.

We completed the divestiture of our Dutch CIPP contracting business in October and, as part of that transaction, executed a long-term tube supply agreement with the buyer. We currently are on track to complete the sales of our Spanish and Australian CIPP contracting businesses by the end of the year and will have a long-term tube supply agreement as part of each transaction. We expect the divestiture of our Northern Ireland business will extend into the first quarter of 2020; however, this business has been a positive earnings contributor for Aegion during 2019 and we expect similar performance in 2020.

Turning to Corrosion Protection, we experienced an expected decline in revenues and adjusted operating income in Q3’19 compared to Q3’18 due to the absence in 2019 of several large Middle East offshore coating projects completed during 2018. Compared to our expectations, Chuck highlighted the strong performance from the industrial linings business, which helped to offset the impact of lower contributions from the Canadian cathodic protection business as a result of market weakness. We also experienced project delays on several coating projects in the Middle East and South America. Variability in project timing is common in the coating business since we are so heavily dependent on the general contractor’s progress on a much larger scope of work. However, we are confident the work will take place and will be a positive earnings contributor late in the fourth quarter and into 2020. Despite the moving parts, gross margin performance was solid at nearly 23 percent. We also saw a third consecutive quarter of double-digit declines in SG&A spending as part of our focus on optimizing the overhead structure in the segment, primarily within the cathodic protection business.

For the full year, we expect Corrosion Protection revenues to decline 23 to 26 percent from 2018. Excluding the impact of exited or to be exited businesses, revenues are projected to decline 13 to 16 percent. The declines are primarily driven by a more than $40 million reduction in coating services revenues as a result of the absence in 2019 of the large Middle East projects completed in 2018 and the large Appomattox field joint coating project in the US, which also was completed in 2018. For this segment, we are targeting full-year adjusted gross margins to be in the 21 and 22 percent range.

We expect to substantially complete the exits of our cathodic protection activities in the Middle East and our industrial linings joint venture in South Africa by the end the year. An immaterial amount of wind-down activities in the Middle East will continue through the first six months of 2020 as we complete a small number of projects remaining in backlog. However, this work will be managed by a skeleton crew, and we expect the operating risk to be very low related to this remaining activity.

Shifting to Energy Services, the segment delivered a fourfold increase in adjusted operating income, led by improvements in maintenance and construction activities. You may recall, in 2018 we experienced challenges on a large lump-sum construction contract that doubled in scope over the course of the project and unfavorably impacted performance in Q3’18. We’ve avoided similar challenges this year and also have been more selective in our bidding of construction projects to lower the operating risk that larger lump-sum projects can bring.

Our construction revenues were down in the quarter, leading to an overall 2 percent decline in segment revenues. Revenues in our core maintenance business grew more than 10 percent in the third quarter and are up more than 20 percent year to date. This business continues to be a consistent performer and we are leveraging our strong relationships to expand into new markets.

For the full year, we continue to expect segment revenues to decline 2 to 4 percent, primarily due to lower construction revenues as a result of more selective bidding and lower turnaround revenues following an acceleration of activity in 2018 in advance of labor transitions to the trade unions at year-end 2018. For the segment, adjusted gross margins are projected to increase 50 to 100 basis points.

That wraps a review of our operating results. Adjusted corporate spend for Q3’19 increased slightly compared to the prior year, primarily driven by higher incentive compensation expense. Across all of Aegion, SG&A spend for the first nine months of 2019 was down more than $11 million, or 8 percent, compared to the prior year period as a result of cost reduction initiatives and a continued focus on streamlining the overhead structure. We have achieved this reduction in spending despite a $6 million increase in incentive compensation expense in 2019 related to year-to-date plan achievement.

For consolidated Aegion, we now expect a 7 to 9 percent decline in reported revenues in 2019. Excluding the impact of exited or to be exited businesses, revenues are expected to decline 3 to 5 percent, primarily driven by the lack of larger coating services projects, market softness in the Canadian cathodic protection business, and lower construction and turnaround revenues in Energy Services. Offsetting these declines are growth in our North America CIPP and global industrial linings businesses and in maintenance activities within Energy Services.

We continue to target modest improvements in both adjusted gross margins and adjusted operating margins. Net interest expense is expected to be approximately $13 million for the year, with reductions from 2018 due to lower expected debt levels as well as interest income related to the Bayou divestiture bridge loan. We expect our adjusted effective tax rate to remain within the 23 to 24 percent range. All in, despite the lower revenue targets for the year, we are reaffirming our outlook for modest improvement in adjusted earnings per share in 2019. We expect results in the fourth quarter to be on par with the third quarter and are targeting adjusted EPS in the $0.38 to $0.40 range.

That wraps our review of Aegion’s adjusted results and guidance for 2019.

Turning briefly to our cash flows, net operating cash flow generation of $32 million year-to-date doubled the prior year results and benefited from strong earnings generation and working capital improvements in the quarter.

Year to date:

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We have invested $21 million in maintenance and growth capital for our core businesses, with investments in our North America CIPP business and in new robots to support upcoming coating services projects; and

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We repurchased 1.4 million shares of our common stock for $25 million through our open market share repurchase program, for an average price of $17.46 per share. In addition, we repurchased an additional 159,000 shares of our common stock for $3 million to satisfy tax obligations related to employee equity awards.

We ended the quarter with $55 million in cash, which is on par with our June 30 ending balance. We have gotten more comfortable managing to a lower level of cash for the business, particularly as a result of our international market exits. We feel good about our balance sheet strength and access to liquidity to manage working capital needs and execute a balanced approach to funding the capital needs of the business while opportunistically returning cash to Aegion’s stockholders through our share repurchase program.

For 2019, we are still targeting capital expenditures in the $25 to $30 million range, and we have approval to buy an additional $7 million of Aegion common stock in 2019 in open market share repurchase transactions, though ultimate buying levels will be dependent on share price performance, which has been strong over the last several months.

That wraps a review of our third quarter results and outlook for 2019. We look forward to finishing 2019 with solid fourth quarter performance and providing more details on our growth targets for 2020 in our call early next year. With that update, Operator, we would be pleased to take questions.

Operator:	(Operator Instructions) And our first question comes from the line of Eric Stine with Craig-Hallum.

Eric Stine:

There’s been a pretty noticeable acceleration of your wins here over the last, I don’t know, one and a half months, two months. So, I mean is that something that, what do you attribute that to? Is that you gaining a little share in the market? Is it market strength, a combination of both? And is that something that you see as sustainable?

Chuck Gordon:

I think the market was very strong for us in Q3, particularly the North America CIPP market. We also announced several Tite Liner® projects in the Middle East. What I would expect going forward, Q4 is never as strong from a CIPP perspective in terms of new orders. I'm sure as we go through Q4, it starts tailing off about Thanksgiving. But as we look out over the next 6 months and into next year, the market sure seems strong to us as wemove forward. We don't see any signs of weakness. So, we're excited about that. In the Middle East, we announced some Tite Liner® projects. We're in the process of working through issues on some of the large coating projects. We certainly expect to announce some of them over the next 3 to 6 months. As I said earlier, that market opportunity hasn't changed. It is pushed back a little bit from where we thought it would be. But overall,we don't see any slowness in our markets with the exception of the oil and gas market in Canada, is weak right now. With that exception, the rest of our markets seem strong to us.

Eric Stine:

Yep, okay. And then, I mean, just sticking with CIPP, obviously, a great margin, number one, you’re happy with. I mean is this something that, it sounds like it’s sustainable. Is there any potential upside to that, just as you have more traction or get more traction in third-party tube sales?

Chuck Gordon:

I think there is more upside. Part of it will be from mix as we get more tube sales. Remember that also, our international contracting businesses really dampened the margins in the business. And as we've exited those and replaced it with tube sales, although tube sales have lower revenue, the margin, it really enhances the margin. We also continue to see upside for more productivity improvements in the North America CIPP business. I don't think you'll see the kind of improvement we saw this year going forward, but we still think there’s opportunity to improve the business.

Eric Stine:

Got it. Okay. And maybe last one for me, just on the UV curing product. It sounds like the testing has been successful. I think in the past, you’ve talked about kind of $100 million market opportunity. I mean has that changed at all in thoughts on your ability to participate in that market or capture rate?

Chuck Gordon:

Yes. What we see is the construction value of that opportunity is about $100 million. Now the tube sales will be a portion of that. When we talked about what we see is about 10 percent of the North America CIPP business, maybe a little bit let than 10 percent is using UV cure today. And that’s based on construction value, not on tube value. But we continue to see that as a good opportunity and also a fairly near-term opportunity. We expect to have success going into 2020 as we move forward with the product.

David Morris:

And that, Eric, that represents the North America opportunity. There’s a similar opportunity in Europe. Certainly, the market is not as large overall, but the percentage of that market today that is UV glass is much higher than in the U.S. So, through our manufacturing facility in the U.K., we’d be able to service that market too and hopefully capture some share of that UV glass today.

Operator:	(Operator Instructions) And our next question coming from the line of Tate Sullivan with Maxim Group.

Tate Sullivan:

On pipeline integrity, Chuck, can you review your comments on your pipeline integrity business? And what is the regulation change or the regulation requirement change that you mentioned? Can you give more context to that, please?

Chuck Gordon:

Yes. So PHMSA regulates mostly midstream and some upstream pipelines. What’s happened are two things. They’ve defined a broader scope of what they consider regulatory pipelines. They’ve also included more miles of pipeline in what they call high and medium consequence areas, which means the frequency of doing surveys goes up. So, both those represent market growth opportunities for Corrpro.

Tate Sullivan:	For Corrpro and that’s all in your Corrosion Protection business or in your pipeline integrity?

Chuck Gordon:	Yes.

Tate Sullivan:

Okay. And then on your positive comments on CIPP is the, it sounds like, is it fair that the entire North American market, U.S. market rather, is growing faster than last year? And to your comment earlier, do you expect that growth to continue? Or is it stable going into next year, please?

Chuck Gordon:

Yes. I think what we’re seeing is that the market will be up this year. It’s not going to be up dramatically, but it will be up. We expect it to be up over last year. It’s early for us to tell. We can look out about six months pretty well in that market. What we see going into the market is it remains strong and I think we expect that same kind of increase next year in terms of the traditional gravity CIPP work that we do.

Tate H. Sullivan:

Okay. And last one for me. I noticed, I apologize if I missed it in your prepared comments, but in your Energy Services section, you talk about new opportunities in new cities. Is that, what kind of facilities are you talking about when you highlight Salt Lake City, Hawaii and New Mexico?

Chuck Gordon:

Refineries. So, there’s, in the Rocky Mountain region, particularly in Salt Lake City and Billings and sort of spread out through Wyoming, there’s opportunities. They’re smaller refineries maybe than what we see in the West Coast or Texas, but we see opportunities for our maintenance and turnaround businesses at those facilities.

Tate Sullivan:

Okay. Thank you. And last, sorry, to get one, David, on the guidance, on the gross margin guidance across segments versus, how should I look at the gross margins versus the operating income margins historically? And I know you maybe changed the way you were talking about that a bit a couple of quarters ago, but how should I think about operating expenses per group versus the gross margin? If you can talk on that.

David Morris:

We’re still targeting operating expenses as a percent of revenue for the entire company to be less than 15%. We're not quite there yet, but that's where we're heading. And then we haven't historically given any sort of operating margin guidance. And then I think we gave the gross margin guidance in the release, but certainly expecting to have improved leverage as well as we move forward.

Tate Sullivan:	Okay. And then on the guidance for 4Q ’19 declared for the EPS range, it’s $0.38 to $0.40, which is unchanged, but any comments on revenue direction for 4Q?

David Morris:	That’s correct.

Operator:	And our next question comes from Noelle Diltz of Stifel.

Noelle Diltz:

So, I know you guys aren't looking to give 2020 guidance yet, but I was hoping we could just discuss in a bit more detail, sort of, how you're thinking about relative growth across the segments. And then when you look at profitability improvement heading out into next year, it seems like most of the opportunity for margin expansion is still in Corrosion Protection. Is that the right way to think about where you might see the most uplift?

Chuck Gordon:

Yes. I think that's right, Noelle. We see the biggest opportunity for margin expansion in Corrosion Protection. It's going to come from two areas. We are making progress with the cathodic protection business, and we certainly expect that, that will continue in 2020 and 2021. The other margin expansion can come as we start executing some of the larger projects in the Middle East. Those projects have, are very, very accretive to our overall gross margin mix.

Noelle Diltz:

Okay, great. And then in terms of the, some of the new technologies that you're introducing in the Infrastructure Solutions business with robotic solution. I mean as you look out to 2020 and you think about your plans, are you kind of thinking about or incorporating any growth from those initiatives into your expectations? Or is it more you'll kind of see how that plays out and how the timing of those product introductions goes?

Chuck Gordon:

So, the way we're looking at that, we certainly have expectations for growth in 2020 from both the pressure pipe lateral reinstatement and from the UV felt. The challenges from a revenue perspective is that while we expect the bookings to be solid, given the introductory nature of the product, the revenue, obviously, comes a little bit later than the bookings. But what we're projecting, I would say, are modest increases in revenue due to both of those projects, and they are certainly part of what we expect for growth for next year.

Noelle Diltz:

Okay. And just shifting over to Corrpro and some of the softness you're seeing in the Canadian market. You've obviously been taking a lot of actions to try and drive Corrpro margins higher. Is it more sticking to the plan and executing on these initiatives that you've been implementing, that will kind of get margins where they need to be? Or are you sort of rethinking what some of the challenges are in that business and how you address them?

Chuck Gordon:

It’s both. We're primarily looking at how we manage the business more productively. We have solid revenue in the U.S., the Canadian, though Canadian revenue was down. I think we've taken some measures in Canada to fundamentally restructure the overhead of the business and those have been successful, and we'll continue to look at that. But overall, we're looking very hard at our productivity and also some of the pricing. It's blocking and tackling more than what I would call significant restructuring moves.

Noelle Diltz:	Okay. That’s helpful. And then last question, and sorry if I missed this earlier in the call, but are you seeing, are you facing any challenges in terms of finding or retaining labor at this point?

Chuck Gordon:

Absolutely. The labor market is still very tight. I think we've, I would say, we're more stable now than we were a year ago, but labor is a constant challenge on the NAR side. In particular, there's been some time during the course of the quarter where we had to combine crews because we weren't fully manned. And labor remains a big challenge for the business. I would say across all the categories, general labor is challenging right now. Probably a little bit more stable than it was a year ago, Noelle, but still very challenging.

Operator:	And I’m not showing any further questions at this time. I would like to turn the call back over to Mr. Chuck Gordon for closing remarks.

Chuck Gordon:

Thank you, Operator. We will continue to focus on delivering our adjusted earnings targets as we close out 2019 and look forward to providing more updates on our outlook for significant earnings growth in 2020. Thank you for joining us today and for your continued support of Aegion.

Operator:	Ladies and gentlemen, this concludes today’s conference call. Thank you for participating. You may all disconnect.